Exhibit 99.2
IGO, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     On October 7, 2010, iGo, Inc., (iGo or the Company), completed its acquisition of Aerial7 Industries, Inc. (“Aerial7”), a designer and marketer of innovative headphones for mobile electronic devices and professional audio equipment. Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) dated October 7, 2010 by and among the Company, Mobility Assets, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), Aerial7 and the agent for Aerial7’s shareholders, Merger Sub was merged with and into Aerial7 and, as a result, Aerial7 continues as the surviving corporation and is a wholly owned subsidiary of the Company.
     The acquisition of Aerial7 expands the Company’s line of accessories for devices like laptops, tablets, iPods®, iPhones® and other portable media devices. Aerial7’s headphones are sold through fashion, action sports and professional audio retailers. Aerial7 also uses an international distribution network to sell its products in more than 50 countries, which accounts for approximately 60% of Aerial7’s historical sales.
     The following unaudited pro forma condensed combined balance sheet as of September 30, 2010 and statements of operations for the nine months ended September 30, 2010 and the fiscal year ended December 31, 2009 are based on the historical financial statements of iGo and Aerial7, assuming the acquisition was consummated at the beginning of the respective periods, after giving effect to the Merger using the acquisition method of accounting.
     The determination and allocation of the purchase price is based upon preliminary estimates of the fair value of assets acquired and liabilities assumed in accordance with Accounting Standards Codification (ASC) 805, “Business Combinations.” Under the acquisition method of accounting, the total estimated purchase price is allocated to Aerial7’s net assets based on their estimated fair values as of the consummation date.
     The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of iGo that would have been reported had the acquisition occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position of iGo at any future date or the consolidated results of operations for any future period. Furthermore, no effect has been given in the unaudited pro forma condensed combined statements of operations for synergistic benefits or cost savings that may be realized through the combination of iGo and Aerial7 or costs that may be incurred in integrating the two companies. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and related notes and management’s discussion and analysis of financial condition and results of operations of iGo which are included in iGo’s Annual Report on Form 10-K for the year ended December 31, 2009 and iGo’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2010 and the historical financial statements and related notes of Aerial7 included in this Form 8-K/A.

IGO, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(In thousands, except share amounts)

					September
	Historical				30, 2010
	September 30, 2010		Pro Forma		Pro Forma
	iGo	Aerial7	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$11,472	$27	$(3,340)	A	$8,159
Short-term investments	20,216	—	—		20,216
Due from factor	—	12	—		12
Accounts receivable, net	8,115	27	—		8,142
Inventories	11,391	350	—		11,741
Prepaid expenses and other current assets	321	8	—		329

Total current assets	51,515	424	(3,340)		48,599
Property and equipment, net	675	39	—		714
Goodwill	171	—	1,692	A	1,863
Intangible assets, net	1,507	—	2,160	A	3,667
Notes receivable and other assets, net	153	13	—		166

Total assets	$54,021	$476	$512		$55,009

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$8,687	$192	—		$8,879
Accrued expenses and other current liabilities	1,353	27	—		1,380
Deferred revenue	2,504	34	—		2,538

Total liabilities	12,544	253	—		12,797

Equity:

Common stock, $.01 par value	329	—	—		329
Additional paid-in capital	171,782	2,185	(2,185)	E	171,782
Accumulated deficit	(130,797)	(1,962)	2,697	E	(130,062)
Accumulated other comprehensive income	163	—	—		163

Total equity	41,477	223	512		42,212

Total liabilities and equity	$54,021	$476	$512		$55,009

See accompanying notes to Pro Forma Condensed Combined Financial Statements

IGO, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Historical				September 30,
	For The Nine Months Ended				2010
	September 30, 2010		Pro Forma		Pro Forma
	iGo	Aerial7	Adjustments		Combined
Revenue	$30,137	$1,319	$—		$31,456
Cost of revenue	20,134	770	—		20,904

Gross profit	10,003	549	—		10,552

Operating expenses:
Sales and marketing	5,464	290	—		5,754
Research and development	1,060	—	—		1,060
General and administrative	5,380	1,123	536	B,C	7,039

Total operating expenses	11,904	1,413	536		13,853

Loss from operations	(1,901)	(864)	(536)		(3,301)

Other income (expense):
Interest income (expense), net	147	(10)	—		137
Gain on disposal of assets and other income, net	1,938	(1)	—		1,937

Income (loss) before provision for income tax	184	(875)	(536)		(1,227)
Income tax benefit/(provision)	235	(1)	—		234

Net income (loss)	$419	$(876)	$(536)		$(993)

Net income (loss) per share:
Basic	$0.01				$(0.03)

Diluted	$0.01				$(0.03	) D

Weighted average common shares outstanding:
Basic	32,731				32,731

Diluted	34,623				32,731	D

See accompanying notes to Pro Forma Condensed Combined Financial Statements

IGO, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Historical				December
	For The Year Ended				31, 2009
	December 31, 2009		Pro Forma		Pro Forma
	iGo	Aerial7	Adjustments		Combined
	As Recast
Revenue	$48,944	$973	$—		$49,917
Cost of revenue	33,776	513	—		34,289

Gross profit	15,168	460	—		15,628

Operating expenses:
Sales and marketing	6,753	281	—		7,034
Research and development	1,950	49	—		1,999
General and administrative	7,903	961	714	B,C	9,578

Total operating expenses	16,606	1,291	714		18,611

Loss from operations	(1,438)	(831)	(714)		(2,983)

Other income (expense):
Interest income (expense), net	235	(9)	—		226
Gain on disposal of assets and other income, net	506	—	—		506

Loss) before provision for income tax	(697)	(840)	(714)		(2,251)
Income tax benefit/(provision)	234	(1)	—		233

Net income (loss)	$(463)	$(841)	$(714)		$(2,018)

Net loss per share:
Basic	$(0.01)				$(0.06)

Diluted	$(0.01)				$(0.06	) D

Weighted average common shares outstanding:
Basic	32,310				32,310

Diluted	32,310				32,310	D

See accompanying notes to Pro Forma Condensed Combined Financial Statements

IGO, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS
(1) Basis of Pro Forma Presentation
     The Company acquired all outstanding shares of Aerial7 Industries, Inc. stock in exchange for aggregate consideration of $3.34 million (the “Merger Consideration”). An escrow account was created at closing consisting of $250,000 of the Merger Consideration, which was withheld at closing. In addition, the amount in escrow will be held for a period of 12 months from the closing date in order to satisfy any potential indemnification obligations that may arise as a result of the Merger Agreement.
     As part of the Merger, the Company entered into employment agreements with a three year term with the three founders and key employees of Aerial7. Each of these three key employees received grants of 150,000 restricted stock units (“RSUs”) that will vest in equal annual installments of 50,000 RSUs on each of October 7, 2011, October 7, 2012 and October 7, 2013. The RSUs were issued as an inducement for these key employees to accept employment with the Company in connection with the acquisition of Aerial7.
     The acquisition has been accounted for using the acquisition method of accounting. Accordingly, the total consideration was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Fair values were determined by Company management based on information available at the date of acquisition.
     The preliminary allocation of total purchase price to the assets acquired and liabilities assumed is based on the estimated fair value as follows (dollars in thousands):

		Estimated
		Life
Tangible assets acquired	$476
Intangible assets acquired
Customer relationships	830	5 years
Non-compete agreements	90	3 years
Trade name	170	3 years
Proprietary processes	850	5 years
In-process research and development	220	Indefinite
Goodwill	1,692	Indefinite

	4,328
Liabilities assumed	(253)
Deferred tax liability, net	(735)

Total consideration	$3,340

     Customer relationships relates to Aerial7’s existing customer base, valued based on projected discounted cash flows generated from customers in place. The employment agreements with the three founders of Aerial7 contain non-compete provisions to protect the Company. The non-compete agreements were valued based on the assumption that absent the agreements, the Aerial7’s business enterprise value would be decreased. Trade name relates to the Aerial7 trade name. The value of the trade name was estimated by capitalizing the estimated profits saved as a result of acquiring or licensing the asset. The proprietary processes and in process research and development were valued utilizing the excess earnings method of estimated future discounted cash flows. The intangible assets acquired are amortized on a straight-line basis over their estimated useful lives. The goodwill associated with the acquisition is not subject to amortization and is not expected to be deductible for income tax purposes. The deferred tax liability relates to the acquired intangible assets which are also not expected to be deductible for income tax purposes. As the deferred tax assets of the Company, net of its deferred tax liabilities are fully valued at zero, the impact of recording this deferred tax liability is expected to result in a release of a portion of the Company’s deferred tax asset valuation allowance, and is expected to be recorded as income tax benefit for the year ended December 31, 2010. The pro forma condensed combined statements of operations presented above do not include this non-recurring benefit for income taxes.
     Significant assumptions and estimates have been made in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) while finalizing the valuations of the net tangible assets, intangible assets, and resultant goodwill.
(2) Pro Forma Adjustments
     The unaudited pro forma condensed combined financial statements have been prepared to give effect to the following pro forma adjustments, which are deemed directly attributable to the transaction.
A. To record the purchase price allocation as indicated in Note 1 to reflect the consideration paid by iGo to acquire Aerial7.
B. To record estimated amortization expense based on the preliminary fair values of the intangible assets acquired in connection with the acquisition of Aerial7 (dollars in thousands):

	Nine months ended	Year ended
	September 30, 2010	December 31, 2009
Customer relationships	$125	$166
Non-compete agreements	23	30
Trade name	42	57
Proprietary processes	128	170

Total adjustment to amortization of intangibles	$318	$423

C. To record the estimated amortization expense related to the fair value of 450,000 RSUs granted to the founders of Aerial7 who are being employed by iGo subsequent to the acquisition. The estimated amortization expense for these RSUs is $218,000 and $291,000 for the nine months ended September 30, 2010 and for the year ended December 31, 2009, respectively.
D. As a result of the pro forma net loss, no effects have been given to the potential dilutive securities.
E. To eliminate Aerial7’s historical stockholders’ equity. The adjustment to accumulated deficit includes the effects of releasing $735,000 of iGo’s deferred tax asset valuation allowance as noted in Note 1 above.
(3) Pro Forma Net Income (Loss) Per Share
     The pro forma basic net loss per share is based on the number of iGo shares used in computing basic net loss per share.